Exhibit 10.12

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 22, 2018, by and among [HF FOODS GROUP INC.], a Delaware corporation having its principal executive offices in Greensboro, NC (the “Company”), and JIAN MING NI (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in accordance with the terms and provisions herein contained;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) The Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions contained herein.

(b) Executive shall serve as the Chief Financial Officer of the Company. At the request of the Company, Executive further agrees, without additional compensation, to act as an officer and/or director of subsidiaries of the Company.

(c) Executive shall devote substantially his full business time and attention and his best efforts to the performance of his duties hereunder; provided, however, that Executive may engage in charitable, educational, civic and religious activities, and may participate as an investor, officer or director with respect to passive investments owned by or for the benefit of Executive or members of his immediate family, but only to the extent such activities and service do not result in a conflict of interest with the Company or interfere with the performance of Executive’s duties and responsibilities hereunder.

2. Term. The term of the employment of Executive with the Company commences on August 22, 2018 and shall continue under this Agreement through December 31, 2018 (the “Initial Term”), subject to the terms and provisions of this Agreement. After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms (each, a “Renewal Term”) unless either the Company or Executive gives written notice to the other of the termination of this Agreement at least ninety (90) days in advance of the next successive one-year term. Any election by the Company or Executive not to renew such employment at the end of the Initial Term or any Renewal Term shall be at the sole, absolute discretion of the Company or Executive, respectively. The period Executive is employed hereunder during the Initial Term and any such Renewal Terms is referred to herein as the “Term”. For purposes of this Agreement, the phrase “Termination Date” shall mean (a) in the case of the Employee’s death, his date of death; (b) in the case of Good Reason, 30 days from the date the written notice of termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee; (c) in the case of termination of employment on or after the Term, the last day of employment; and (d) in all other cases, the date specified in the written notice of termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the notice of termination shall be at least 30 days from the date the notice of termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

3. Salary. Executive’s base salary (“Base Salary”) shall be at the rate of $70,000 per year, which shall be payable in accordance with the Company’s customary payroll practices in effect from time to time. The Base Salary shall be subject to possible increases at the sole discretion of the Board; provided, however, that in no event shall Executive’s Base Salary during the Term be less than at the rate of $70,000 per year.

4. Annual Bonus. For each complete fiscal year during the Term (or, on a prorated basis for any period representing less than a full fiscal year), Executive will be eligible to be considered for an annual cash incentive bonus or any other type of award each calendar year during the term of Executive’s Employment under this Agreement based upon the achievement of certain objective or subjective criteria established by, and in the sole discretion of, the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board (the “Committee”), as applicable.

5. Equity and Long Term Incentive Awards. During the term of this Agreement, Employee shall be eligible to receive equity or performance awards payable in shares, cash or other property pursuant to any long-term incentive compensation plan adopted by the Committee or the Board. Equity awards shall be granted under the Company’s 2018 Equity Incentive Plan or such other equity compensation plan as may be adopted by the Company in the discretion of the Committee or the Board. The actual grant date value of any such awards shall be determined in the discretion of the Committee or Board and any such awards shall include such vesting conditions and other terms and conditions as determined by the Committee or the Board.

6. Deduction Limitations. In the event that the compensation payable to Executive hereunder becomes (or is reasonably likely to become) subject to the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the application of any applicable transition period under Section 162(m) of the Code and the regulations promulgated thereunder, the parties agree to negotiate in good faith to implement as promptly as possible such revisions to the structure (including the timing, form and type) of such compensation so as to achieve to the greatest extent possible full tax deductibility of such compensation under Section 162(m) of the Code; provided, however, that in no event shall any such revisions result in a reduction in the aggregate amount of compensation otherwise contemplated to be payable to Executive hereunder.

7. Employee Benefits.

(a) Generally. During the Term, Executive shall be entitled to participate in any and all Company employee benefit plans and programs (except as otherwise provided in this Agreement or as determined by the Compensation Committee of the Board, excluding bonus and equity-based plans), which generally are made available to senior officers of the Company, in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company from time to time in its sole discretion.

(b) Life Insurance. During the Term, the Company shall pay the premiums, up to a maximum of $50,000 per annum, for the $5,000,000 whole life insurance policy presently maintained by Executive. Upon termination of this Agreement, Executive will reimburse to the Company the amount of any such annual premium paid by it attributable to any period after the end of the Term.

(c) Vacation. During the Term, Executive shall be entitled to five (5) weeks of paid vacation in each fiscal year of the Company. Executive shall not forfeit any vacation time that remains unused at the end of any fiscal year.

(d) Transportation. During the Term, the Company shall provide Executive with an automobile and driver for transportation to and from the Company’s offices and for other business purposes. Such automobile shall be at least substantially equivalent in price to the private vehicle operated by Executive on and immediately preceding the effective date of this Agreement.

(e) Expense Reimbursement. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses (including first class air travel and the use of a private jet leased by the Company or one of its affiliates for select trips, as appropriate) incurred by Executive incident to the performance of his duties hereunder, in accordance with the Company’s policies and procedures.

(f) Continuation Benefits. “Continuation Benefits” shall be the continuation of the benefits described in the foregoing subsections 7(a)-7(e), inclusive, for the period commencing on the termination date and terminating 12 months thereafter, or such other period as specifically stated by this agreement (the “Continuation Period”) at the Company’s expense on behalf of the Employee and his dependents; provided, however, that (a) in no event shall the Continuation Period exceed 18 months from the Termination Date; and (b) the level and availability of benefits provided during the Continuation Period shall at all times be subject to the post-employment conversion or portability provisions of the benefit plans. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

8. Termination of Employment.

(a) Death and Total Disability. Executive’s employment under this Agreement shall terminate immediately upon his death or Total Disability (as defined below). For purposes of this Agreement, the term “Total Disability” shall mean any mental or physical condition that: (i) prevents Executive from reasonably discharging his services and employment duties hereunder; (ii) is attested to in writing by a physician who is licensed to practice in the State of New York and is mutually acceptable to Executive and the Company (or, if the Executive and the Company are unable to mutually agree on a physician, the Company Board may select a physician who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York); and (iii) continues, for any one or related condition, during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve-month period. Total Disability shall be deemed to have occurred on the last day of such applicable six-month period.

(b) Cause. The Company shall at all times, upon written notice to Executive given at least ten (10) days prior to the Termination Date, have the right to terminate this Agreement and the employment of Executive hereunder for Cause (as defined below); provided, however, that prior to such termination taking effect, Executive shall have been given an opportunity to meet with the Board, and a majority of the Board shall have thereafter voted to terminate Executive’s employment. For purposes of this Agreement, the term “Cause” means the occurrence of any one of the following events: (i) Executive’s gross negligence, willful misconduct or dishonesty in performing his duties hereunder; (ii) Executive’s conviction of a felony (other than a felony involving a traffic violation); (iii) Executive’s commission of a felony involving a fraud or other business crime against the Company or any of its subsidiaries; or (iv) Executive’s breach of any of the covenants set forth in Section 11 hereof; provided that, if such breach is curable, Executive shall have an opportunity to correct such breach within thirty (30) days after written notice by the Company to Executive thereof.

(c) Change of Control. Unless otherwise agreed by the Company and Executive, this Agreement shall automatically terminate upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any of the following events described in subsections 8(c)(i), 8(c)(ii), or 8(c)(iii):

(i) (A) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a beneficial owner of more than five (5%) percent of the Company’s outstanding Common Stock as of the date hereof, including, without limitation, Executive, as a result of the consummation of the merger transaction between the Company, HF Group Holding Corporation and the stockholders of HF Group Holding Corporation which acquisition occurs after the effective date of this Agreement, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities ; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(B) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(ii) The individuals who, as of the date this Agreement is approved by the Board , are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”).

(iii) Approval by stockholders of the Company of:

(A) A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

(B) An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or

(C) Any plan or proposal for the liquidation or dissolution of the Company.

(iv) Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

(d) Executive Termination Without Good Reason. Executive agrees that he shall not terminate his employment for any reason other than Good Reason without giving the Company at least six months’ prior written notice of the effective date of such termination. Executive acknowledges that the Company retains the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If the Company elects to waive the notice requirement, in whole or in part, the Company shall have no further obligations to Executive under this Agreement other than to make the payments specified in Section 9(a). After Executive provides a notice of termination, the Company may, but shall not be obligated to, provide Executive with work to do and the Company may, in its discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the Company’s places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 8(d), the Termination Date (as defined below) shall be the last day of the six month notice period, unless the Company elects to waive the notice requirement as set forth herein.

For purposes of this Agreement, “Good Reason” means and shall be deemed to exist if: (i) Executive is assigned duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position, as set forth in this Agreement; (ii) the Company fails to perform substantially any material term of this Agreement, and, if such failure is curable, fails to correct such failure within thirty (30) days after written notice by Executive to the Company; (iii) Executive’s office is relocated more than fifty (50) miles from its location immediately prior to such relocation; (iv) the Company fails to have this Agreement assumed by a successor; (v) Executive’s duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by Executive and approved by the Board; (vi) Executive is involuntarily removed from the Boards of the Company (other than in connection with a termination of employment for Cause, voluntary termination without Good Reason, death or Total Disability); or (vii) the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Executive to such effect (and sufficient time to cease such involvement), the Board continues to do so.

(e) Executive Termination for Good Reason. Executive may terminate his employment hereunder for Good Reason (and this Agreement shall accordingly terminate) by providing written notice of his intention to terminate, and specifying the circumstances relating thereto, to the Board within thirty (30) days following the occurrence of any of the events specified above as constituting Good Reason and at least ten (10) days prior to the Termination Date.

9. Consequences of Termination or Breach.

(a) Termination Due to Death or Total Disability, for Cause, or Without Good Reason. If Executive’s employment under this Agreement is terminated under Sections 8(a), 8(b), or 8(d) hereunder, or Executive terminates his employment for any reason other than Good Reason, Executive shall not thereafter be entitled to receive any compensation and benefits under this Agreement other than for (i) Base Salary earned but not yet paid prior to the Termination Date, and (ii) reimbursement of any expenses pursuant to Section 7(e) incurred prior to the Termination Date (collectively, the “Accrued Obligations”).

(b) Termination Upon Change of Control. In the event that within ninety days (90) days of a Change of Control, Employee is terminated, or Employee’s status, title, position or responsibilities are materially reduced and Employee terminates his Employment, the Company shall pay and/or provide to the Employee, the following compensation and benefits, in lieu of any other payments due hereunder: (i) the Accrued Obligations; (ii) the Continuation Benefits; and (iii) a lump sum payment within ten (10) days of the Termination Date equal to two times (A) Executive’s then current Base Salary plus (B) the Annual Bonus paid or payable to Executive pursuant to Section 4 with respect to the Company’s last full fiscal year ended prior to the Termination Date. Notwithstanding the foregoing, if the payment under this Section 9(b), either alone or together with other payments which the Employee has the right to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under this Agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of the Employee. The Company shall give notice to the Employee as soon as practicable after its determination that Change of Control payments and benefits are subject to the excise tax, but no later than ten (10) days in advance of the due date of such Change of Control payments and benefits, specifying the proposed date of payment and the Change of Control benefits and payments subject to the excise tax. Employee shall exercise his option under this Section 9(b) by written notice to the Company within five (5) days in advance of the due date of the Change of Control payments and benefits specifying the priority of reduction of the excess parachute payments.

(c) Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company without Cause (which right the Company shall have at any time during the Term) and other than for the reasons provided for in Sections 8(a) or 8(b) above, or Executive terminates his employment for Good Reason, the sole obligations of the Company to Executive shall be: (i) to make the payments described in Section 9(a) for Accrued Obligations; (ii) to pay the Continuation Benefits; (iii) to pay to Executive in a single lump sum payment, within thirty (30) days from the Termination Date, a separation allowance equal to (A) two times Executive’s then current Base Salary plus (B) the Annual Bonus paid or payable to Executive pursuant to Section 4 with respect to the Company’s last full fiscal year ended prior to the Termination Date; and (iv) immediate accelerated vesting of any unvested Restricted Shares and unvested outstanding stock option(s). Executive acknowledges and agrees that in the event the Company terminates Executive’s employment without Cause and other than for the reasons provided for in Sections 8(a), 8(b) or 8(c), or Executive terminates his employment for Good Reason, Executive’s sole remedy shall be to receive the payments and benefits specified in this Section 9(c).

(d) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement, nor shall any payments to Executive be reduced by any other payments Executive may receive, except as set forth herein.

10. Section 409A Compliance.

(a) Tax Treatment. To the extent applicable, it is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to the maximum extent permitted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Employee shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the Agreement. Employee acknowledges that Employee has been advised to obtain independent legal, tax or other counsel in connection with Section 409A of the Code.

(b) Nonqualified Deferred Compensation. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A of the Code and the regulations adopted thereunder) at the time of Employee’s separation from service and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and the regulations adopted thereunder (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Employee’s separation from service and (ii) Employee’s death. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Employee’s employment shall be interpreted to mean Employee’s “separation from service” with the Company (as determined in accordance with Section 409A of the Code and the regulations adopted thereunder). Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

(c) Expense Reimbursements. Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Employee is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement shall be made as soon as practicable after Employee’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred; and (iv) the Employee’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

11. Restrictive Covenants and Confidentiality.

(a) Confidentiality. Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company’s and its parents’, subsidiaries’ and affiliates’ business methods, systems, plans and policies, which Executive shall hereafter establish, receive or obtain as an employee of the Company or any such parent, subsidiary or affiliate, are valuable and unique assets of the businesses of the Company and its parents, subsidiaries and affiliates, Executive agrees that, during and after the Term hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of the Board, any such knowledge or information pertaining to the Company or any of its parents, subsidiaries and affiliates, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 11(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Executive’s breach of his obligations hereunder), information which is or shall become available in trade or other publications and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify the Company of such requirement and provide the Company an opportunity (if the Company so elects) to contest such law or court order. Executive agrees that all tangible materials containing confidential information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company or its parents, subsidiaries and affiliates. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all confidential information and property of the Company or its parents, subsidiaries or affiliates in Executive’s possession.

(b) Non-Compete. Executive agrees that during the Term, Executive will not engage in, or carry on, directly or indirectly, either for himself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any business in competition with the business carried on by the Company and its parents, subsidiaries and affiliates in any market in which the Company or its parents, subsidiaries and affiliates actively conduct business. Notwithstanding the foregoing, except as otherwise agreed to in writing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, (ii) his charitable or community activities, (iii) his participation in trade or professional organizations, and (iv) his service as an executive or on the board of directors (or comparable body) of any third-party corporate entity that is not a competitive entity, so long as these activities do not materially interfere with Executive’s duties hereunder and, with respect to (iv), Executive obtains prior Company consent, which consent will not be unreasonably withheld. Company’s consent under (iv) is provided by its execution of this Agreement, with respect to Executive’s participation in ownership and management of the entities named on Exhibit I, attached hereto and incorporated herein by reference. Executive may also provide limited services to other parties provided such services are without remuneration.

12. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Executive of any of the covenants or agreements contained in Section 11 of this Agreement may cause irreparable harm and damage to the Company or its parents, subsidiaries or affiliates, the monetary amount of which may be virtually impossible to ascertain. Therefore, Executive recognizes and hereby agrees that the Company and its parents, subsidiaries and affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 11 of this Agreement by Executive and/or his employees, associates, partners or agents, or entities controlled by one or more of them, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company, and its parents, subsidiaries or affiliates may possess.

13. Indemnification. To the extent permitted by law and the Company’s by-laws, the Company will indemnify Executive with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary of the Company, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. Executive shall be covered under a directors and officers liability insurance policy with a coverage limit of at least $2,000,000, to be maintained by the Company during the Term (and for as long thereafter as is practicable).

14. Attorney’s Fees. The Company shall pay or reimburse Executive for reasonable legal expenses (including reasonable attorney’s fees and expenses) incurred in connection with the preparation or any subsequent renegotiation of this Agreement up to a maximum of $25,000.

15. Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related record reporting requirements.

16. Executive’s Representations; No Delegation. Executive hereby represents and warrants that he is not precluded, by any agreement to which he is a party or to which he is subject, from executing and delivering this Agreement, and that this Agreement and his performance of the duties and responsibilities set forth herein does not violate any such agreement. Executive shall indemnify and hold harmless the Company and its parents, subsidiaries and affiliates and their officers, directors, employees, agents and advisors for any liabilities, losses and costs (including reasonable attorney’s fees) arising from any breach or alleged breach of the foregoing representation and warranty. Executive shall not delegate his employment obligations under this Agreement to any other person.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed in that state, without regard to its conflict of laws provisions.

18. Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by all parties hereto.

19. Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by a nationally recognized overnight delivery service or mailed by registered mail, return receipt requested, to a party at his or its address set forth below or at such other address as a party may specify by notice to the others:

If to the Company:

c/o [HF Foods Group], Inc. 6001 West Market Street Greensboro, NC 27409 Fax: Attention:

If to Executive:

At the home address on file with the Company

or to such other addresses as either party hereto may from time to time specify to the other. Any notice given as aforesaid shall be deemed received upon actual delivery.

20. Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

21. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

22. Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

23. Section Headings. The section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

25. Arbitration. Any dispute or claim between the parties hereto arising out of, or in connection with, this Agreement and/or Executive’s employment shall become a matter for arbitration; provided, however, that Executive acknowledges and agrees that in the event of any alleged violation of Section 11 hereof, the Company and any of its parents, subsidiaries and affiliates shall be entitled to obtain from any court in the State of North Carolina, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall take place in Greensboro, North Carolina, and shall be before a neutral arbitrator in accordance with the Commercial Rules of the American Arbitration Association; provided however, that to the extent such arbitration involves any allegation(s) of a violation of any law, rule or regulation which prohibits discrimination in employment, the arbitrator shall apply the National Rules for the Resolution of Employment Disputes (as modified) of the American Arbitration Association then existing in determining the damages, if any, to be awarded and the allocation of costs and attorneys fees between or among the parties. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

[HF FOODS GROUP], INC.

By:
Name: ____________________ Title: ____________________

JIAN MING NI

EMPLOYMENT AGREEMENT

AMENDMENT NO.1

This Amendment No. 1 to EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 23, 2018, by and among HF GROUP HOLDING CORPORATION, a North Carolina corporation having its principal executive offices in Greensboro, NC (the “Company”), HF Foods Group Inc., a Delaware corporation having its principal place of business in Greensboro, NC (“Parent Company”) and Jian Ming Ni (“Executive”).

WHEREAS, the Company has entered into an employment agreement with Executive dated as of August 22, 2018 (Prior Agreement”) to continue his employment with the Company and its subsidiaries;

WHEREAS, as contemplated by the parties, the Company completed its business combination with the Parent Company effective August 22, 2018 whereby the Company became a wholly-owned subsidiary of the Parent Company and the parties desire to confirm their mutual understanding and agreement that the Executive’s employment includes being an officer and of the Parent Company as well as the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) The Company hereby employs Executive, and Executive hereby accepts such employment by the Company and Parent Company, on the terms and subject to the conditions contained herein and the Prior Agreement.

(b) Executive shall serve as the Chief Financial Officer and Principal Accounting Officer of the Company and the Parent Company. At the request of the Company, Executive further agrees, without additional compensation, to act as an officer and/or director of subsidiaries of the Company.

2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed in that state, without regard to its conflict of laws provisions.

3. Effect of Agreement upon Prior Agreement. All other terms and conditions of the Prior Agreement shall remain in full force and effect and shall govern the terms of employment of Executive with the Company and Parent Company.

4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

[signature page is next]

[Amendment No. 1 to Employment Agreement – Jian Ming Ni]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Jian Ming Ni

HF FOODS GROUP INC.

By:
Zhou Min Ni
Chief Executive Officer

HF GROUP HOLDING CORPORATION

By:
Zhou Min Ni
Chief Executive Officer

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